Exhibit 99.1

        Journal Register Company Reports Third Quarter Results

    TRENTON, N.J.--(BUSINESS WIRE)--Oct. 26, 2004--Journal Register Company (NYSE: JRC) today reported net income for the quarter ended September 26, 2004 of $66.1 million, as compared to $31.9 million for the quarter ended September 28, 2003. Net income per diluted share was $1.55 for the third quarter of 2004, as compared to $0.76 per diluted share in the prior year period.
    Excluding the special items described below, the Company reported net income for the third quarter of 2004 of $12.2 million, or $0.29 per diluted share, as compared to $11.5 million for the prior year period, or $0.28 per diluted share. Adjusted net income increased 5.8 percent in the third quarter of 2004 as compared to the prior year period.
    The special items are comprised of the reversal of certain tax accruals in the third quarter of 2004 ($54.6 million) and the third quarter of 2003 ($20.9 million), the write-off in the third quarter of 2004 of the remaining deferred loan costs associated with the extinguishment of the Company's refinanced credit facility ($1.2 million), and expenses incurred in the third quarter of 2003 related to a potential acquisition ($850,000).
    In addition, for comparison purposes, where noted, the Company's operating results are presented on a same-store basis, which excludes the results of the Company's 2003 and 2004 acquisitions from the current and prior year periods.
    Chairman, President and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "We are pleased with our financial performance in the third quarter and year-to-date, which reflects solid growth in all categories of advertising revenues. We are particularly pleased with our performance in light of the substantial efforts expended during the quarter on consummating and beginning to integrate our acquisition of 21st Century Newspapers."
    Continuing, Jelenic said, "We are happy to report that we are off to a good start in Michigan, where advertising revenue trends turned positive in Period Nine, with strong advertising revenue growth at our two largest Michigan dailies. We have received very positive feedback from our initial improvements to the 21st Century newspapers - which include expanded local news and sports, improved layout, increased utilization of centralized news gathering and higher quality reproduction - and we believe that this progress, combined with increased promotional campaigns, is reflected in the positive revenue trends."
    Total revenues for the third quarter of 2004 for the Company were $123.1 million as compared to $100.8 million for the third quarter of 2003, an increase of 22.1 percent. On a same-store basis, total revenues for the third quarter of 2004 were $102.4 million as compared to $100.8 million for the third quarter of 2003, an increase of 1.6 percent.
    Total advertising revenues were $93.7 million in the third quarter of 2004, reflecting an increase of 27.5 percent as compared to the third quarter of 2003. On a same-store basis, advertising revenues for the third quarter of 2004 increased 3.6 percent to $76.2 million as compared to $73.5 million in the prior year quarter. For the year-to-date period ended September 26, 2004, same-store advertising revenues increased 3.9 percent from the prior year period.
    Total advertising revenues for 21st Century for Period Nine, the first full month of the Company's ownership, increased 0.3 percent as compared to the prior year period, which represents the first year-over-year increase in advertising revenues at 21st Century Newspapers since Period Two of 2003. These results were driven by strong growth at the Oakland Press and The Macomb Daily, the Company's two largest daily newspapers in Michigan.
    On a same-store basis, retail advertising revenues increased 3.2 percent as compared to the prior year quarter, which was the Company's best quarterly retail advertising revenue performance in over four years, and reflects strong performance in the financial, telecommunications and home improvement categories. Strong retail advertising revenues were reported by the Company's Capital-Saratoga, New York cluster, up 5.2 percent; the Connecticut cluster, up 4.6 percent; and the Greater Philadelphia cluster, up 3.3 percent.
    Classified advertising revenues, on a same-store basis, increased
2.7 percent as compared to the prior year quarter, driven by continued strength in classified real estate and classified employment advertising revenue. Classified real estate advertising revenues were up 14.6 percent in the third quarter, on a same-store basis, as compared to the prior year quarter. Classified real estate advertising revenues for the third quarter increased in each of the Company's clusters, including Central New England, up 31.8 percent; and Capital-Saratoga, New York, up 24.9 percent. Classified employment advertising revenues increased 4.1 percent on a same-store basis for the quarter, driven by strength in the Connecticut cluster, up 8.9 percent, the Central New England cluster, also up 8.9 percent, and the Greater Cleveland cluster, up 8.2 percent. Classified automotive advertising revenues were down 8.3 percent for the quarter, on a same-store basis, as compared to the prior year quarter, reflecting continued softness in the local automotive market. However, the Company's Capital-Saratoga, New York cluster reported a 20.2 percent increase in classified automotive advertising revenues for the third quarter, as compared to the prior year quarter.
    National advertising revenues, which represent approximately five percent of the Company's total advertising revenues, continued to be strong and were up 16.1 percent in the third quarter, on a same-store basis, as compared to the third quarter of 2003. This increase was driven by very strong telecommunications and national automotive advertising revenues in the Company's Greater Cleveland and Connecticut clusters.
    The Company's Web sites generated $1.6 million in revenues for the quarter and 40.8 million page views.
    Jelenic further noted that, "Overall, we are pleased with our advertising revenue performance, which reflects solid advertising revenue growth. The 21st Century acquisition was accretive by approximately $0.01 to our earnings per diluted share for the third quarter, and we continue to expect the 21st Century acquisition to be accretive to earnings by $0.02 to $0.03 per diluted share in 2005. We also expect the acquisition to add at least $0.20 per diluted share to free cash flow in 2005, including the utilization of the net operating loss carry-forwards."
    Circulation revenues were $25.0 million for the third quarter of 2004, as compared to $22.9 million in the third quarter of 2003. On a same-store basis, circulation revenues were down approximately two percent in the third quarter of 2004 versus the prior year quarter.
    The Company reported EBITDA for the third quarter of $30.2 million, an increase of 17.3 percent as compared to EBITDA of $25.7 million for the third quarter of 2003.
    Commenting on the Company's expense management, Jean B. Clifton, Executive Vice President and Chief Financial Officer, said, "Our same-store non-newsprint cash expenses were up about one percent in the third quarter as compared to the prior year quarter as we continue to tightly control our expenses throughout the Company."
    Newsprint expense in the third quarter for the Company's newspapers was up approximately 7.3 percent, on a same-store basis, as a result of an increase in the unit cost of newsprint of approximately nine percent partially offset by a decrease in newsprint consumption of approximately one percent on a same-store basis, both as compared to the prior year quarter.
    Commenting further on the Company's financial performance, Clifton stated "Our business continues to generate substantial free cash flow, which was $20.3 million, or $0.48 per diluted share, for the third quarter and $52.2 million, or $1.23 per diluted share, for the year to date period ended September 26, 2004."
    The Company's capital expenditures for the quarter and the nine months ended September 26, 2004 were approximately $3.4 million and approximately $8.4 million, respectively. The Company continues to expect to spend approximately $20 million on capital expenditures for the full year 2004, including approximately $4 million related to the Company's acquired properties.
    The Company's provision for income taxes for the current quarter and year-to-date period ended September 26, 2004 has been reduced by $54.6 million, as previously recorded income tax accruals have been determined to no longer be required. Excluding this reversal, the Company's effective tax rate would have been approximately 39.3 percent for the year-to-date period ended September 26, 2004.
    The Company's net debt as of September 26, 2004 was approximately $789 million, which reflects the additional borrowings utilized to finance the 21st Century acquisition, which closed on August 12, 2004.
    As of October 15, 2004, the Company had 42.0 million shares of common stock outstanding.
    Looking at the remainder of 2004, Jelenic said, "Based on our current projections, we expect to report earnings within the current range of analysts' estimates for the fourth quarter of 2004, which is $0.34 to $0.37 per diluted share."
    The Company also announced that the technically required Form 8-K with respect to the audited historical financial statements of the formerly private 21st Century Newspapers will be filed within the next few weeks. The audit of 21st Century's historical financial statements is progressing slightly behind schedule. The finalization of the 21st Century audit does not have any effect on the results announced today or on the Company's earnings guidance reconfirmed today.
    The Company's third quarter 2004 earnings conference call is scheduled for this morning at 10:00 a.m. (EDT) and will be accessible to the general public and the media via live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast will be accessible through Journal Register Company's Web site, www.journalregister.com, and CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. The webcast will continue to be available at www.journalregister.com for a period of seven days following the call. To access today's conference call, dial (877) 645-6115 at least 10 minutes prior to 10:00 a.m. (EDT). International callers should dial
(706) 679-5367.
    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 337 non-daily publications. Journal Register Company currently operates 194 individual Web sites that are affiliated with the Company's daily newspapers and non-daily publications. These Web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow and Adjusted Net Income figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.
    This news release contains forward-looking statements that involve a number of risks and uncertainties, which could cause actual results to differ materially. These include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.


                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                        Thirteen Weeks Ended   Thirty-nine Weeks Ended
                        --------------------   -----------------------
                        9/26/04      9/28/03   9/26/04         9/28/03
                        -------      -------   -------         -------
Revenues:
  Advertising          $93,737       $73,516   $247,873      $220,998
  Circulation           24,968        22,870     69,576        67,832
                        -------      -------    -------       --------
Newspaper revenues      118,705       96,386    317,449       288,830
Commercial printing
and other                 4,347        4,420     12,412        12,768
                        -------      -------    -------       --------
Total revenues          123,052      100,806    329,861       301,598
Operating expenses:
  Salaries and
  employee benefits      48,085       38,759    126,772       116,678
  Newsprint, ink and
  printing charges       10,257        7,872     26,127        23,046
Selling, general and
administrative           17,160       13,356      44,958       39,380
Depreciation and
amortization              4,745        3,861      12,134       11,625
Other                    17,393       15,107      46,877       43,757
                         ------       ------     -------      --------
Total operating expenses 97,640       78,955     256,868      234,486
Operating income         25,412       21,851      72,993       67,112
Net interest expense
and other                (5,307)      (4,442)    (11,770)     (12,171)
Loss on write-off of
debt issuance costs      (1,211)         --       (1,211)         --
                         -------      -------     -------      -------
Income before provision
for income taxes         18,894        17,409     60,012       54,941
Net benefit for income
taxes                   (47,194)      (14,455)   (31,083)        (657)
                        --------      --------   --------     --------
Net income              $66,088       $31,864    $91,095      $55,598
                        ========      ========   ========     ========
Net income per common
share
   Basic                  $1.58         $0.77      $2.17        $1.35
   Diluted                $1.55         $0.76      $2.14        $1.34
Adjusted net income per
common share
   Basic                  $0.29         $0.28      $0.89        $0.85
   Diluted                $0.29         $0.28      $0.87        $0.85
Weighted-average shares
outstanding:
  Basic                  41,952        41,139     41,886       41,237
  Diluted                42,604        41,717     42,631       41,643

Other Data:
Net income              $66,088       $31,864    $91,095      $55,598
  Add: Net benefit
  for income taxes      (47,194)      (14,455)   (31,083)       (657)
  Add: Loss on write-off
  of debt issuance costs   1,211         --        1,211          --
  Add: Net interest
  expense and other        5,307        4,442     11,770       12,171
                          ------       ------     ------       -------
Operating income          25,412       21,851     72,993       67,112
  Add: Depreciation and
  amortization             4,745        3,861     12,134       11,625
                          ------       ------     ------       -------
EBITDA                   $30,157      $25,712    $85,127      $78,737
EBITDA margin                25%          26%        26%          26%
  Less: Capital
  expenditures            (3,356)      (1,426)    (8,426)    (10,102)
  Less: Interest
   expense                (5,234)      (3,570)   (11,631)    (11,271)
  Less: Cash income taxes (1,282)      (4,740)   (12,836)    (14,434)
                          -------      -------   --------    ---------
Free Cash Flow            20,285      $15,976     52,234      $42,930
  Free Cash Flow per
  diluted share            $0.48        $0.38      $1.23        $1.03
Net income, as reported  $66,088      $31,864    $91,095      $55,598
  Less: Special items    (53,914)     (20,358)   (53,914)     (20,358)
                         --------     --------   --------     --------
Adjusted net income      $12,174      $11,506    $37,181      $35,240

Notes:

1. Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, and are reduced by the anticipated benefit of the utilization of available net operating loss carry-forwards.
2. Adjusted net income excludes the net effect of (i) the reversal of certain tax accruals in the third quarter of 2004 ($54.6 million) and the third quarter of 2003 ($20.9 million), (ii) a special charge of approximately $1.2 million ($738,000 net of tax effect) in the third quarter of 2004 related to the extinguishment of the Company's refinanced credit facility and (iii) special transaction-related expenses of approximately $850,000 ($553,000 net of tax effect) in the third quarter of 2003.



    CONTACT: Journal Register Company
             Jean B. Clifton, 609-396-2200
             Fax: 609-396-2292